Exhibit 10.14

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated March 31, 2005, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Secured Parties (as defined in the Revolving Credit Agreement referred to below).

WHEREAS, MSC-Medical Services Company (as the surviving entity of the Merger), a Florida corporation, has entered into a Revolving Credit Agreement dated as of March 31, 2005 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), with Bank of America, as Administrative Agent and L/C Issuer and the Lenders party thereto. Terms defined in the Revolving Credit Agreement and not otherwise defined herein are used herein as defined in the Revolving Credit Agreement.

WHEREAS, as a condition precedent to the making of Revolving Credit Loans by the Lenders and the issuance of Letters of Credit by the L/C Issuer under the Revolving Credit Agreement and the entry into Secured Swap Contracts by the Hedge Banks from time to time, each Grantor has executed and delivered that certain Security Agreement dated March 31, 2005 made by the Grantors to the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international

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treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MUSTANG MSC-FLORIDA ACQUISITION, INC.

By	/S/ PETER LAINO
Name: Peter Laino
Title: President

Address for Notices:

Two Canal Park, 4th Fl.

Cambridge, MA 02141

MSC-MEDICAL SERVICES COMPANY

By	/S/ PETER LAINO
Name: Peter Laino
Title: Vice President

Address for Notices:

11764-1 Marco Beach Dr.

Jacksonville, FL 32224

MCP-MSC ACQUISITION, INC.

By	/S/ PETER LAINO
Name: Peter Laino
Title: President

Address for Notices:

11764-1 Marco Beach Dr.

Jacksonville, FL 32224

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